Exhibit 99.1

© 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o INVESTOR P R ESE N T A TIO N MAY 2021 WHERE TELEHEALTH STOPS, WE GO

Disclaimer © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 1 This presentation contemplates a business combination pursuant to a merger agreement, by and among Ambulnz Inc. (dba “DocGo”), Motion Acquisition Corp. (“Motion”), and a wholly owned subsidiary of Motion, dated as of March 9, 2021. This presentation discusses the proposed transaction and does not purport to be all - inclusive or to give you any legal, tax or financial advice. This presentation does not constitute or involve, and should not be taken as constituting or involving, the giving of any investment advice, the making of any representation, warranty or covenant whatsoever, or as a recommendation with respect to the voting, purchase or sale of any security or as to any other matter by DocGo, Motion or any other person. Although the information contained herein is believed to be accurate, DocGo and Motion, as well as each of their respective directors, officers, shareholders, members, partners and representatives, expressly disclaim liability for, and makes no expressed or implied representation or warranty with respect to, any information contained in or omitted from this presentation, or any other information or communication (whether written or oral) transmitted to any prospective investor. Only those representations and warranties made in a definitive agreement with any person shall have any legal effect. This presentation does not constitute (i) a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination between DocGo and Motion or (ii) an offer to sell, a solicitation of an offer to buy, or a recommendation to buy any security of Motion, any company forming a part of DocGo or any of their respective affiliates. There shall not be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Investors should make their own independent investigation of DocGo and Motion before investing in any securities. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE PERFORMANCE. Use of Projections and Financial Information This presentation contains financial forecasts relating to the anticipated future financial performance of the proposed combination of DocGo and Motion and are subject to risks and uncertainties that could cause actual results to differ materially from those statements and should be read with caution. They are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and recent developments. While presented with numerical specificity, the projections were not prepared in the ordinary course and are based upon a variety of estimates and hypothetical assumptions made by management of DocGo and Motion with respect to, among other things, general economic, market, interest rate and financial conditions, the availability and cost of capital for future investment, and competition within DocGo’s markets. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for prospective financial information or generally accepted accounting principles in the United States of America (“GAAP”). None of the assumptions underlying the projections may be realized, and they are inherently subject to significant business, economic and competitive uncertainties and risks, all of which are difficult to predict and many of which are beyond the control of DocGo and Motion . Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate, and actual results may materially differ . Furthermore, while all projections are necessarily speculative, DocGo and Motion believe that prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context . For these reasons, as well as the bases and assumptions on which the projections were compiled, the inclusion of the information set forth below should not be regarded as an indication that the projections will be an accurate prediction of future events, and they should not be relied on as such. Neither DocGo nor Motion or any of their respective affiliates, advisors or other representatives has made, or makes, any representation to any stockholder or prospective investor regarding the information contained in the projections and, except as required by applicable securities laws, neither DocGo nor Motion intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrences of future events even in the event that any or all of the assumptions are shown to be in error. Non - GAAP Financial Information This presentation also includes references to financial measures that are calculated and presented on the basis of methodologies other than in accordance with GAAP, such as Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) and Adjusted EBITDA. As a result, such information may not conform to SEC Regulation S - X and may be adjusted and presented differently in Motion’s filing with the SEC. Any non - GAAP financial measures used in this presentation are in addition to, and should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. Non - GAAP financial measures are subject to significant inherent limitations. The non - GAAP measures presented herein may not be comparable to similar non - GAAP measures presented by other companies. This information may be presented differently in future filings by the company with the SEC.

Disclaimer (cont’d) © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 2 Market and Industry Data Market data and industry data used throughout this presentation is based on information derived from third party sources, the knowledge of the management teams of DocGo and Motion regarding their respective industries and businesses and respective management teams’ good faith estimates. While management of DocGo and Motion believe that the third party sources from which market and industry data has been derived are reputable, DocGo and Motion have not independently verified such market and industry data, and you are cautioned not to give undue weight to such market and industry data. Additional Information and Where to Find It This presentation relates to a proposed transaction between DocGo and Motion. Motion intends to file a registration statement on Form S - 4 with the SEC, which will include a document that serves as a prospectus and proxy statement of Motion, referred to as a proxy statement/prospectus, and certain related documents, to be used at the meeting of Motion stockholders to approve the proposed business combination and related matters. Investors and security holders of Motion are urged to read the registration statement, the proxy statement/prospectus, and any amendments thereto, and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about DocGo, Motion, and the proposed transaction. The definitive proxy statement will be mailed to Motion stockholders as of a record date to be established for voting on the proposed business combination. Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Motion, once such documents are filed, through the website maintained by the SEC at www.sec.gov. The documents filed by Motion with the SEC also may be obtained free of charge at Motion's website at https://motionacquisition.com or upon written request to Motion’s counsel, Graubard Miller, 405 Lexington Avenue, New York, NY 10174. Solicitation Participants DocGo and Motion and their respective officers and directors, under SEC rules, may be deemed to be participants in the eventual solicitation of proxies of Motion’s stockholders in connection with the proposed transaction. Prospective investors may obtain more detailed information regarding the names and interests in the proposed transaction of such individuals in Motion’s filings with the SEC. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph. Forward Looking Statements Certain statements included in this presentation are not historical facts but are forward - looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward - looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward - looking. These forward - looking statements include, but are not limited to, statements regarding estimates and forecasts of other financial and performance metrics and projections of market opportunity. These statements are based on various assumptions, whether or not identified in this presentation, and on the current expectations of DocGo’s management and are not predictions of actual performance. These forward - looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of DocGo and Motion. Some important factors that could cause actual results to differ materially from those in any forward - looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions. Further, these forward - looking statements are subject to a number of risks and uncertainties, including: the conditions to the completion of the merger, including the required approval by DocGo’s and Motion’s stockholders, may not be satisfied on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing and completion of the merger; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the approval by Motion’s stockholders of an amendment to Motion’s organizational documents to extend the date by which Motion must complete its initial business combination in order to have adequate time to close the proposed transaction; the outcome of any legal proceedings that may be instituted against Motion related to the merger or the merger agreement; and the amount of the costs, fees, expenses and other charges related to the merger; the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed business combination; failure to realize the anticipated benefits of the proposed business combination; risks relating to the uncertainty of the projected financial information with respect to DocGo; DocGo’s ability to successfully expand its service offerings; competition; the uncertain effects of the COVID - 19 pandemic; and those factors discussed in the registration statement, proxy statement/prospectus, and other documents filed, or to be filed, by Motion with SEC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward - looking statements. There may be additional risks that neither DocGo nor Motion presently know or that DocGo and Motion currently believe are immaterial that could also cause actual results to differ from those contained in the forward - looking statements.In addition, forward - looking statements reflect DocGo’s and Motion’s expectations, plans or forecasts of future events and views as of the date of this presentation. DocGo and Motion anticipate that subsequent events and developments will cause DocGo’s and Motion’s assessments to change. However, while DocGo and Motion may elect to update these forward - looking statements at some point in the future, DocGo and Motion specifically disclaim any obligation to do so. These forward - looking statements should not be relied upon as representing DocGo’s and Motion’s assessments as of any date subsequent to the date of this presentation. Accordingly, undue reliance should not be placed upon the forward - looking statements.

Disclaimer (cont’d) © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 3 Forward Looking Statements (cont’d) Any financial projections in this presentation are forward - looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond DocGo’s and Motion’s control. While all projections are necessarily speculative, DocGo and Motion believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this presenttion should not be regarded as an indication that DocGo and Motion, or their respective representatives and advisors, considered or consider the projections to be a reliable prediction of future events. This presentation is not intended to be all - inclusive or to contain all the information that a person may desire in considering an investment in Motion and is not intended to form the basis of an investment decision in Motion. All subsequent written and oral forward - looking statements concerning DocGo and Motion, the proposed business combination or other matters and attributable to Motion, DocGo, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Other Disclaimers No representation or warranty, express or implied, can be made or is made by DocGo or Motion as to the accuracy or completeness of any such information. Except where otherwise indicated, this presentation speaks as of the date hereof and is necessarily based upon the information as of the date hereof, all of which are subject to change. DocGo and Motion have no obligation to update, bring - down, review or reaffirm this presentation. Under no circumstances should the delivery of this presentation imply that any information or analyses included in this presentation would be the same if made as of any other date. Nothing contained in this presentation is, or shall be relied upon as, a promise or representation as to the past, present or future. This presentation provides summary information only and is being delivered solely for informational purposes. The recipient of this presentation acknowledges that: • DocGo and Motion do not provide legal, tax or accounting advice of any kind. • It is not relying on DocGo or Motion for legal, tax or accounting advice, and that the recipient should receive separate and qualified legal, tax and accounting advice in connection with any transaction or course of conduct. • Nothing contained herein shall be deemed to be a recommendation from DocGo or Motion to any party to enter into any transaction or to take any course of action. • This presentation is not intended to provide a basis for evaluating any transaction or other matter. • Neither DocGo nor Motion shall have any liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with this presentation. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY OTHER REGULATORY AUTHORITY, NOR HAS ANY REGULATORY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THIS PRESENTATION DOES NOT CONSTITUTE AN OFFER OR SOLICITATION OF ANY SECURITIES.

Our Brand and Company Culture

Where basic telehealth providers stop, we go. Where public health emergencies need a response, we go. Where homebound populations benefit from onsite treatment, we go. Where long waits in busy emergency rooms do more harm than good, we go. And when all reason says it can't be done, leave well enough alone and quit while you're ahead, we do what our Company has always done.

DocGo. We go.

Our Model


TeleHealth Plus
ambulnz Mobility Solutions
Proprietary Technology Platform
Care Logistics Platform

Fulfilling the Promise of Telehealth by Enabling the "Last-Mile" Delivery of Healthcare

© 2021 All Rights Reserved – DocGo
4

DocGo at a Glance

DOCGO

Key Highlights

82%+
2019-2021E Revenue CAGR

FY 2021 Revenue Guidance
Prior: $155mm → Updated: **$160mm+**

492%+
TeleHealth Plus 2019-2021E Growth

Positive and Increasing
EBITDA

2,000+
Employed Providers[(a)]

2,200,000+
Cumulative Patient Interactions[(a)]

Leveraging a proprietary technology platform and care logistics expertise to provide high quality, efficient "last-mile" healthcare delivery services

(a) As of May 15, 2021.

© 2021 All Rights Reserved – DocGo
5

Where Traditional Care Stops, DocGo Keeps Going


TeleHealth Plus
Mobility

Traditional Care vs. TeleHealth Plus

Traditional Care

- ✗ Patients are restricted by outdated logistics and expensive transportation solutions
- ✗ Limited options to get treated at home or on-site
- ✗ Current telehealth offerings do not provide immediate in-person care or follow-up as needed

DocGo TeleHealth Plus Solution

- ✓ Mobility solutions that are enabled by highly coordinated and efficient logistics capabilities
- ✓ TeleHealth Plus offering goes far beyond traditional telehealth capabilities, delivering true “last-mile” services
- ✓ Unique solution set plugs seamlessly into existing care ecosystem

© 2021 All Rights Reserved – DocGo
6

Telemedicine is Just Talk – TeleHealth Plus is Hands On

DocGo. We're There.

Leveraging Advanced, Mobile Technologies to Deliver Robust Services

Vaccinations	Bloodwork	IV Hydration	Wound Care	Oral Medicine Administration	Mobile Imaging	EKG







For Patients…

- ✓ At home treatment is convenient, comfortable and results in an improved patient experience
- ✓ Accessibility to health professionals promotes better patient compliance with discharge treatment plans
- ✓ More focused care reduces unnecessary hospital readmissions

For Providers…

- ✓ DocGo employed providers, consisting of paramedics and EMTs, can provide care at a lower cost than LPNs/LVNs or physicians
- ✓ Reduces overall healthcare costs by preventing unnecessary flow of patients into healthcare facilities

Note: EMT = Emergency Medical Technician, LPN = Licensed Practical Nurse, LVN = Licensed Vocational Nurse.

© 2021 All Rights Reserved – DocGo

7

Differentiated Approach Creates Efficiency and Cost Savings

DOCGO

Enabling Dramatic TeleHealth Plus Cost Advantage

Leverages paramedics, EMTs, CNAs and LPNs to provide care, lowering employment costs for hospitals and patients vs. traditional methods

EMT	***Paramedic***	***CNA***	***LPN***	***vs***	***Physician***	***Nurse Practitioner***

EMTs, Paramedics, CNAs and LPNs have ***significantly lower*** *hourly costs*

Can ***scale rapidly in new markets*** *by utilizing temporary* ***CNAs and LPNs*** *through local agency hiring*

Able to ***train up*** *LPNs and CNAs in ~1.5 weeks*

Currently facing a ***national shortage*** *and significantly more expensive per hour*

Cost of common procedures, such as vaccination and bloodwork, are executed at a fraction of the industry average



Cost per patient
Vaccination
Bloodwork
IV Hydration
Wound Care
Oral Medicine Administration
EKG
DocGo
Industry Average

Source: Management estimates. Note: Figures above are presented for illustrative purposes only. CNA = Certified Nursing Assistant.

© 2021 All Rights Reserved – DocGo

8

Transportation Serves as Foundation for Operational Leverage

DOCGO

Drives margin improvement and competitive advantage



Transportation Model Advantages

- Innovative JV model
- Highly predictable transport volume
- Integrated platform changes the way facilities manage patient transports, improves operational efficiencies and aligns incentives
- Employed providers and not contractors
- Lays profitable foundation to upsell idle time



Competitive Differentiators

- Provides opportunity to build highly defensible model by selecting mix of transportation / TeleHealth Plus per geography to optimize gross margin
- Differentiates against pure plays by offering two different products to build in geography credibility and cross sell with major providers
- Superior employee attraction and retention model to source the best talent
- Logical framework to execute M&A strategy combined with the ability to grow margins and cash flow ratios ambulnz
ambulnz
ambulnz

Pediatrics / Neonatal Intensive Care Unit	Basic Life Support	Wheelchair Accessible Vehicle	Car
Critical Care Transport	Advanced Life Support	Ambulette	

Fully integrated solution provider facilitating high-quality, efficient patient transportation across all sites of care

© 2021 All Rights Reserved – DocGo

9

Purpose-Built Technology Platform

Core Functionality and Benefits

- ✓ Streamlined ordering process to reduce burden on staff
- ✓ Integration of electronic health records to enhance functionality & billing/collections Epic Allscripts
- ✓ Easy ordering with no manual information transfer
- ✓ Real-time visibility into transport status and ordering
- ✓ Fully integrated with bed management systems
- ✓ Predictive resource allocation to estimate patient discharge

For **Patients and Families**

For **Care Providers**

For **Facilities**

For **Peace of Mind**



ACCEPT
REJECT
SERVICE LEVEL
SERVICE TYPE
REQUESTED PICKUP
PATIENT DEMOGRAPHICS
FACESHEET
USER
REQUESTED PICKUP
TRIP TYPE
SERVICE LEVEL
DESTINATION
PICKUP
ETA 11/19 13:10

Two apps. One location-based dispatch system. Connected.

© 2021 All Rights Reserved – DocGo

10

Our Footprint and Reach

Our Footprint

Currently operating in **23 US states** and the **UK**

Licensed to operate in 29 states; licenses pending in 14 additional states

<1% market penetration today


Mobility Only
TeleHealth Plus Only
Mobility and TeleHealth Plus

© 2021 All Rights Reserved – DocGo
11

JV Partners Help Drive Predictable Growth

DOCGO

FRESENIUS

- Premier global dialysis provider with 2,600+ dialysis centers and 205k+ patients
- Transportation JV partner

Jefferson

- Largest Philadelphia region hospital system with 14 hospitals, 5 urgent care, 22 rehab and 19 outpatient centers
- Transportation and TeleHealth Plus JV partner

uchealth

- #1 health care system in Colorado, also serving Southern Wyoming and Western Nebraska[(a)]
- Transportation JV partner

RXR

- Leading real estate owner and operator in New York City
- TeleHealth Plus JV partner, providing on-site testing, monitoring, reporting and verification ambulnz
224

$500M+ per year combined revenue opportunity[(b)]

Evergreen contract structure with multi-year cancellation notice periods

Highly recurring and predictable revenue

National footprint across JVs

DocGo is in advanced talks with several large hospital systems and national healthcare companies to expand its JV partnerships

(a) According to U.S. News and World Report.
(b) Based on management estimates.

© 2021 All Rights Reserved – DocGo

12

Illustrative Customers & Partners © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 13 Tailored Go - to - Market for each Customer Segment Health Systems Enterprise / Corporates Government

Significant Market Opportunity

$95 billion market opportunity leaving long runway for rapid growth

U.S. Total Addressable Market


Medical
Transportation
$13 B
Last-Mile
Home
Medication
Administration
$12 B
$95 Billion
Last-Mile
Urgent Care
$35 B
Last-Mile Home
Health Services
$35 B

Source: McKinsey "Telehealth: A quarter-trillion-dollar-post-COVID-19 reality" report published 5/1/20 and management estimates.

- Payers, providers and patients are motivated to push services to the home
- Approx. $250B or 20% of all Medicare, Medicaid & Commercial outpatient, office and home health spend **could be virtual**
- However, approx. **$80B of this spend requires some form of physical follow up** that lacks a solution today
- The medical transportation industry remains very fragmented and is **expected to continue to grow steadily,** driven by an increasingly aging population and rising prevalence of chronic diseases

© 2021 All Rights Reserved – DocGo

14

Experienced Management Team

Presenting Today



Stan Vashovsky
Co-Founder, Chief Executive Officer

- Founded DocGo in 2015 with the vision to revolutionize medical transportation and healthcare delivery
- Previously an executive for services innovations at Philips Healthcare
- 25+ years of healthcare experience including in the field as a paramedic



Andre Oberholzer
Chief Financial Officer

- Joined in 2015 with experience developing companies throughout their business lifecycle including M&A / integration
- Previously in financial roles at Philips and Altegrity and CFO of WageWorks
- 20+ years of finance and operations experience



Anthony Capone
President



Vrenly Munoz
Chief Revenue Officer



Ari Moradmand
Chief Technology Officer



Norm Rosenberg
CFO of Ambulnz Holdings, LLC



Rosemarie Milano
VP, Human Resources

© 2021 All Rights Reserved – DocGo

15

Key Takeaways

- Significant market and growth opportunity with limited current market penetration
- Early stages of accelerating recurring revenue growth
- Unique value proposition to healthcare systems and patients
- Defensible competitive advantages in technology / network
- Highly attractive financial profile with significant operating leverage
- Mission-driven company with experienced founder-led management

© 2021 All Rights Reserved – DocGo
16

Financial Overview

Highly Attractive Financial Characteristics Significant revenue growth opportunity with limited existing penetration Visibility to recurring revenue growth with existing JV partners Scalable business model with robust operating leverage Capital efficient approach enables rapid expansion in existing and into new markets © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 18

Recurring, Predictable Revenue Model

DOCGO

	Mobility Solutions	TeleHealth Plus Solutions
Description	• Data-driven market-by-market approach to identify highly visible, recurring transportation needs by provider • Base rate and average transport distance largely dependent upon geography • Base rate typically references a Medicare fee schedule and has historically grown annually	• Contractual established relationships with healthcare providers leads to a consistent demand for services • Fees for solutions delivered to healthcare providers; requiring onsite access to patients and supported by recurring needs for tests and services • Predominantly state and municipality pay today; exploring roadmap to expand to commercial and healthcare provider payers
Revenue Model	**Fee per Trip x Trips per Shift** Fee per Trip = **Base Rate + (Loaded Miles x Per Mile Rate)**	**Healthcare Utilization x Fee for Service**

Contractual arrangements delivering significant **recurring revenue** and a **high degree of visibility** into long-term revenue growth

© 2021 All Rights Reserved – DocGo

19

($9) $4 $38 2 0 20A 2 0 21E 2 0 22E $8 $13 $32 $64 $117 2 0 19A 2 0 20A 2 0 21E 2 0 22E ($17) ($7) $6 $43 2 0 19A 2 0 20A 2 0 21E 2 0 22E Strong Growth Trajectory and Margin Profile Revenue Gross Profit 28.5% 21.4% 95.3% 70.2% 71.7% 20.8% 27.3% 33.9% 40.0% 44.0% 2 0 18A % margin 2 0 18A % growth • Substantial growth through the expansion of existing JV contracts and markets • New market expansion within existing joint venture relationships contributes to revenue acceleration • TeleHealth Plus acceleration drives operating leverage and margin expansion • Capital efficient model to support continued growth • Strong platform for acquisitions Adjusted EBITDA Free Cash Flow (a) ($ in millions) Note: PCAOB audits for 2019 and 2020 are in process. (a) Free Cash Flow is defined as Adjusted EBITDA less Capital Expenditures. NM NM NM 3.9% 16.1% ($31) 2 0 18A % margin NM NM NM 66.6% 88.4% ($18) ($34) 2 0 18A 2 0 19A % of Adjusted EBITDA $40 $48 $94 $160 $267 2 0 19A 2 0 20A 2 0 21E 2 0 22E © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 20

Q1 2021 Financial Update

($ in millions)

Revenue



270%
YoY
$13.4
$49.6
Q1 2020
Q1 2021

Adjusted EBITDA



$0.7
($4.5)
Q1 2020
Q1 2021

DOCGO

Preliminary First Quarter 2021 Financial Highlights and Full-Year Outlook

- **Excluding Covid-related testing, Q1 revenue more than doubled**
- TeleHealth Plus revenue increased to nearly $30 million, compared to $0.5 million in Q1 2020
- DocGo is raising its outlook for full-year 2021 revenue guidance from $155 million to $160 million+

First Quarter 2021 Business Highlights

- Expanded TeleHealth Plus offerings, with home visit programs for Long Island Select Healthcare in New York and Martin Luther King Hospital in Los Angeles
- Completed rollout of 40 mobile testing units for NYC Health + Hospitals and NYC Test & Trace Corps, and became a leading facilitator of COVID vaccinations in NY State

© 2021 All Rights Reserved – DocGo

21

Transaction Overview

Pro Forma Capitalization & Ownership

Estimated Transaction Sources & Uses

($ in millions)

Sources

SPAC Cash in Trust	$115
PIPE Investor Cash	$125
Total Sources	**$240**

Uses

Cash to Balance Sheet	$205
Transaction Expenses	$35
Total Uses	**$240**

Post-Money Valuation at Close

($ in millions)

Pro forma Transaction

DocGo Illustrative Share Price	$10.00
Pro forma Shares Outstanding[(a)(b)]	110.5
Total Equity Value	**$1,105**
(+) Proforma Net Debt at Close	(205)
Pro forma Enterprise Value	**$900**

Illustrative Post-Transaction Ownership[(b)]



10%
3%
11%
76%
SPAC shareholders
Seller rollover
PIPE shareholders
SPAC sponsor

(a) Assumes no redemptions of public shares and excluding warrants.
(b) Does not include an aggregate 5.0M seller earnout shares subject to vesting upon attainment of stock price targets ranging from $12.50 to $21.00 over periods ranging from one to five years. Excludes Motion warrants.

© 2021 All Rights Reserved – DocGo

23

DocGo Healthcare Peers 30% 37% Virtual Care Peers 48% 45% Peer Gro u p Average 37% 2019A - 2022E Revenue CAGR 77% 55% 21% 31% DocGo Oak Street (a)(b) One Medical Accolade Signify (c) Teladoc Hims&Hers Amwell Peer Gr o up Median 2021E Gross Profit Margin 40% 7% 39% 45% 49% 68% 71% 37% 45% DocGo Oak Street (b) One Medical Accolade Signify Teladoc Hims&Hers Amwell Peer Gr o up Median 107% 98% 2019A - 2022E Gross Profit CAGR 29% 39% 21% 48% 62% 26% 39% DocGo Oak Street (a)(b) One Medical Accolade Signify Teladoc (c) Hims&Hers Amwell Peer Gr o up Median © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 24 (a) Pro forma for the acquisition of 2ND.MD; 2019 figures represents standalone ACCD ; excludes earnout consideration associated with the 2ND.MD acquisition. (b) Excludes the pending acquisition of Plushcare. (c) Pro forma for Livongo Health acquisition. Source: Company information, FactSet. Market data as of 18 - May - 21. Comparable Company Benchmarking

Note: Excludes multiples >100.0x. (a) Excludes the pending acquisition of Plushcare. Source: Company information, FactSet. Market data as of 18 - May - 21. EV/2021E Revenue DocGo 5.6x 11.9x Healthcare Peers 9.8x 10.9x 8.2x Virtual Care Peers 12.2x 8.0x 8.9x Peer Gro u p Median 9.8x DocGo Oak Street One Medical Accolade (a) Signify Teladoc Hims&Hers Amwell Peer Gr o up Median EV/2021E Gross 14.0x NM 25.2x 24.1x 16.6x 18.0x 11.4x 24.1x 21.0x Profit DocGo Oak Street (a) One Medical Accolade Signify Teladoc Hims&Hers Amwell Peer Gr o up Median EV/2022E Revenue 3.4x 7.6x 7.9x 8.4x 6.9x 9.5x 6.8x 7.1x 7.6x DocGo Oak Street (a) One Medical Accolade Signify Teladoc Hims&Hers Amwell Peer Gr o up Median 68.7x E V /2 0 2 2 E Gross Profit 7.7x 20.3x 18.4x 13.7x 13.8x 9.1x 17.1x 17.1x DocGo Oak Street (a) One Medical Accolade Signify Teladoc Hims&Hers Amwell Peer Gr o up Median Comparable Company Benchmarking (cont’d) 2021E Multiples 2022E Multiples © 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o 25

Appendices

© 2 0 2 1 A l l R i g h t s R e s e r v e d – D o c G o ($ in thousands) CY2020E Net Loss Attributable to DocGo ($15,049) (+) Loss of JV (213) Net Loss (GAAP) ($15,262) (+) Net Interest Expense / (Income) 608 (+) Income Tax 167 (+) Depreciation & Amortization 5,689 EBITDA ($8,798) (+) Non - Cash Stock Compensation 687 (+) Non - Recurring Expense 1,000 Adjusted EBITDA ($7,111) Non - GAAP Adjusted EBITDA Reconciliation 27 Note: PCAOB audits for 2020 are in process.